Exhibit 23.7

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the Registration Statement on Form F-4 of Blitz 17-655 SE, and all amendments thereto (the “Registration Statement”) and any related prospectus or prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act or proxy statements, as a person anticipated to become a director of Blitz 17-655 SE upon completion of the business combination described therein, and to the filing of this consent as an exhibit to the Registration Statement.

August 16, 2017

/s/ Jeronimo Folgueira
Jeronimo Folgueira